Exhibit 10.5

CPN MANAGEMENT, LP 717 TEXAS AVENUE SUITE 100 HOUSTON, TEXAS 77002
June 28, 2019

Charles Gates

Re:	Award of Class B Interest in CPN Management, LP
Dear Sir/Madam:
Reference is made to that certain Second Amended and Restated Limited Partnership Agreement of CPN Management, LP, a Delaware limited partnership (“CPN Management”), dated and effective as of August 29, 2018 (as it may be amended, modified or supplemented from time to time, the “CPN Management LP Agreement”), a copy of which is attached as Exhibit A hereto. Capitalized terms used but not otherwise defined in this letter agreement (this “Award Agreement”) shall have the meanings set forth in the CPN Management LP Agreement (unless otherwise stated herein).
This Award Agreement sets forth the understanding between CPN Management and Charles Gates (the “Employee”), an employee of Calpine Corporation, a Delaware corporation and a wholly owned subsidiary of CPN Management (“Calpine”), or one of its subsidiaries, regarding the terms and conditions under which CPN Management shall grant the Employee an award of a Class B Interest. Such Class B Interest shall entitle the Employee to share in the profits, losses and distributions of CPN Management to the extent set forth in the CPN Management LP Agreement. The Employee shall be entitled to such other rights, and shall be subject to such obligations, associated with such Class B Interest as are provided in the CPN Management LP Agreement.
1.Award of Class B Interest to the Employee.
(a)    As of the date hereof (the “Date of Grant”), CPN Management hereby awards a Class B Interest to the Employee as set forth in the following table with a Benchmark Component of $7,363,655,252 (the “Class B Interest”). The Award shall be subject to the terms and conditions of the CPN Management LP Agreement and this Award Agreement. Subject to the Employee’s continuous provision of services to Calpine or any of its subsidiaries through each applicable vesting date, the Award shall vest in accordance with the vesting schedule set forth in the following table.

Total Class B Interest subject to vesting (as of the Date of Grant)	Incremental Vesting of Award (as of annual vesting dates)
June 28, 2019: 0.1100%	March 8, 2019: 0.022% March 8, 2020: 0.022% March 8, 2021: 0.022% March 8, 2022: 0.022% March 8, 2023: 0.022%

(b)    As a condition to receiving the Award, the Employee must duly execute and deliver this Award Agreement and a joinder to the CPN Management LP Agreement (a form of which is attached as Exhibit B hereto).
2.    Change in Control; Termination of Employment.
(a)    In the event of a Change in Control, the Award shall vest in full, to the extent not already then vested.
(b)    On a Date of Termination that occurs due to the Employee’s death or Disability, the Award shall vest in full, to the extent not already then vested.
(c)    On a Date of Termination that occurs for any reason other than as described in Section 2(b) above, the Employee shall forfeit any then unvested portion of the Award without payment therefor.
(d)    Following a Change in Control, a Drag-Along Sale, a Tag-Along Sale or a Date of Termination that occurs for any reason, any portion of the Award that is not forfeited in accordance with the terms hereof shall continue to be subject to the terms and conditions of the CPN Management LP Agreement, including, without limitation, the provisions of Section 6.05 (Repurchase Rights) and all other provisions of Article VI of the CPN Management LP Agreement.
3.    Award Agreement Definitions.
For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
(a)    “Cause” shall, if the Employee is party to an Employment Agreement that includes such term, have the meaning ascribed to such term in such Employment Agreement. If the Employee is not a party to such an Employment Agreement, “Cause” shall mean (i) the Employee’s willful failure to substantially perform the Employee’s duties (other than any such failure resulting from the Employee’s Disability); (ii) the Employee’s willful failure to carry out, or comply with, in any material respect any lawful directive of Calpine; (iii) the Employee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Employee’s unlawful use (including being under the influence) or possession of illegal drugs on Calpine’s premises or while performing the Employee’s duties and responsibilities; (v) the Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of Calpine, or breach of fiduciary duty against Calpine; or (vi) the Employee’s material breach of this Award Agreement, the CPN Management LP Agreement or any Employment Agreement or other agreement with Calpine or CPN Management or any of their respective Affiliates (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after Calpine or CPN Management, as applicable, has provided the Employee written notice of such failure or breach (to the extent that, in the reasonable judgment of Calpine or CPN Management, as applicable, such failure or breach can be cured by the Employee).
(b)    “Change in Control” shall mean (i) a change in beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Calpine, CPN Management or Volt Parent LP, a

Delaware limited partnership (“Volt Parent”), effected through a transaction or series of transactions (including, without limitation, any merger, consolidation or other business combination, or sale of assets or equity interests) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than (A) Calpine, CPN Management, Volt Parent or any of their respective Affiliates, (B) any limited partner of Volt Parent as of March 8, 2018 or any Affiliate of any such limited partner, or (C) any employee benefit plan maintained by Calpine or any of its subsidiaries (x) directly or indirectly acquires beneficial ownership of securities of Calpine possessing more than 50% of the total combined voting power of the securities of Calpine outstanding immediately after such acquisition or (y) acquires all or substantially all of the assets of Calpine, CPN Management or Volt Parent, whether by liquidation, dissolution, merger, consolidation or sale, or (ii) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than (1) ECP, Calpine, CPN Management, Volt Parent or any of their respective Affiliates or (2) any employee benefit plan maintained by Calpine or any of its subsidiaries directly or indirectly acquires beneficial ownership from ECP of (I) more than 75% of ECP’s aggregate interest in Volt Parent as of March 8, 2018 or (II) interests in Volt Parent such that, following such acquisition, ECP (directly or indirectly) is no longer the largest holder of interests in Volt Parent; provided that, notwithstanding the foregoing, an offering of securities of Calpine or any successor entity to the general public through a registration statement filed with the Securities and Exchange Commission under the Securities Act shall not, on its own, constitute a Change in Control.
(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)    “Date of Termination” shall mean the date on which the Employee’s employment with Calpine or any of its subsidiaries terminates for any reason.
(e)    “Disability” shall, if the Employee is party to an Employment Agreement that includes such term, have the meaning ascribed to such term in such Employment Agreement, and if the Employee is not a party to such an Employment Agreement that includes such term, mean the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months, as determined by an accredited physician jointly selected by the Employee and Calpine.
(f)    “Employment Agreement” shall mean a written employment agreement with Calpine or any of its subsidiaries.
(g)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h)    “Noncompete Agreement” shall mean any written agreement with Calpine or any of its subsidiaries, other than the agreement in Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement, that restricts or prohibits the Employee from competing with the business of Calpine or any of its subsidiaries.
(i)    “Noncompete Option” shall mean the option of Calpine or the applicable employing subsidiary, in its sole discretion, if the Employee is not a party to a Noncompete Agreement as of the Date of Termination, to extend the Restricted Period (as defined below) for purposes of Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement to a date on or prior to (i) in the case of an Employee who is a Vice President or below at the Date of Termination, three (3)

months following the Date of Termination, and (ii) in the case of an Employee who is a Senior Vice President or above at the Date of Termination, six (6) months following the Date of Termination, in each case upon written notice to the Employee no later than thirty (30) days after the Date of Termination and subject to Section 5.
(j)    “Noncompete Option Payment” shall mean an amount equal to (a) the Employee’s annual base salary as of the Date of Termination, multiplied by (b) a fraction, the numerator of which is equal to the number of days from the Date of Termination through the expiration date of the Restricted Period (as elected by Calpine or the applicable employing subsidiary pursuant to its Noncompete Option), and the denominator of which is 365.
(k)    “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.
4.    CPN Management LP Agreement Definitions. For purposes of the CPN Management LP Agreement (solely with respect to the Award being awarded hereunder), the following terms shall have the meanings set forth below:
(a)     “Repurchase Price” shall mean (i) in the event of a Date of Termination that occurs due to termination by Calpine for Cause or the Employee’s purported “Transfer” in violation of the provisions of Article VI of the CPN Management LP Agreement, $0.00, and (ii) in the event of a Date of Termination that occurs for any other reason, an amount equal to the Fair Market Value of the Class B Interest subject to the Award.
(b)    “Restricted Period”, for purposes of Section 6.10(b) (“Non-Solicitation”) of the CPN Management LP Agreement, shall mean the period from the Date of Grant through the first anniversary of the Date of Termination. For purposes of Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement, “Restricted Period” shall mean (i) if the Employee is a party to a Noncompete Agreement as of the Date of Termination, the period from the Date of Grant through the date as may be set forth as the expiration date of any applicable non- competition covenant provided for in such Noncompete Agreement and (ii) if the Employee is not a party to a Noncompete Agreement as of the Date of Termination, the period from the Date of Grant through (A) in the event that Calpine or the applicable employing subsidiary does not exercise its Noncompete Option, the Date of Termination or (B) in the event that Calpine or the applicable employing subsidiary exercises its Noncompete Option, the date elected by such entity thereunder.
5.    Noncompete Option Payment. If Calpine or the applicable employing subsidiary exercises its Noncompete Option, then the Employee will be entitled to a payment equal the excess of (y) the amount of the Noncompete Option Payment over (z) the amount of cash severance, if any, to which the Employee is entitled under any severance agreement with or plan or policy of Calpine or any of its subsidiaries as a result of the Employee’s termination of employment. Notwithstanding anything herein to the contrary, (i) no portion of the Noncompete Option Payment shall be paid unless, on or prior to the 30th day following the Date of Termination, the Employee timely executes a general waiver and release of claims agreement acceptable to Calpine or the applicable employing subsidiary, and such release shall not have been revoked by the Employee prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law, and (ii) as of the first date on which the Employee violates any covenant contained in Section 6.10 (“Non-Competition; Non-Solicitation; Non-Disparagement”) of the CPN Management LP

Agreement, any remaining unpaid portion of the Noncompete Option Payment shall thereupon be forfeited. The Noncompete Option Payment shall be paid in equal installments during the period beginning on the Date of Termination and ending on the expiration date of the Restricted Period (as elected by Calpine or the applicable employing subsidiary pursuant to its Noncompete Option), in accordance with the normal payroll policies of the applicable employer as in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date that occurs on or after the 30th day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date.
6.    Section 409A. The parties hereto acknowledge and agree that, to the extent applicable, this Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding anything herein to the contrary, (a) to the extent that the Noncompete Option Payment is deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury regulations), the Employee’s right to receive the Noncompete Option Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment; (b) the Noncompete Option Payment shall not be payable unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury regulations; (c) if the Employee is deemed at the time of the Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the Noncompete Option Payment (after taking into account all applicable exclusions under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Noncompete Option Payment shall not be provided to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” and (ii) the date of the Employee’s death; provided that, upon the earlier of such dates, any portion of the Noncompete Option Payment deferred pursuant to this Section 6 shall be paid in a lump sum to the Employee, and any remaining portion shall be provided as otherwise specified herein; and (d) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Employee’s separation from service shall be made by Calpine in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury regulations and any successor provision thereto).
7.    Tax Consequences.
(a)    Calpine and CPN Management have encouraged the Employee to review the tax consequences of the transactions contemplated by this Award Agreement and the CPN Management LP Agreement with the Employee’s own personal tax or financial advisor. The Employee understands that, he or she, and not Calpine, CPN Management or any of their respective Affiliates, will be responsible for the Employee’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement and the CPN Management LP Agreement.
(b)    The Employee acknowledges that nothing in this Award Agreement or CPN Management LP Agreement constitutes tax advice.

(c) The Employee is required to file a protective election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days following the Date of Grant, with the effect that the income tax event with respect to the grant of the Award will occur on the Date of Grant.
(d) The Employee acknowledges that it is his or her responsibility, and not the responsibility of Calpine, CPN Management or any of their respective Affiliates, to timely file a protective election under Section 83(b) of the Code, even if the Employee requests that Calpine, CPN Management or any of their respective Affiliates or representatives make such filing on the Employee’s behalf. The Employee further acknowledges that nothing in this Award Agreement or CPN Management LP Agreement constitutes tax advice.
8.    Profits Interest. The Class B Interest awarded pursuant to this Award Agreement is intended to be treated as a “profits interest” for U.S. federal income tax purposes.
9.    Securities Laws. The Employee and CPN Management acknowledge that the Class B Interest has been awarded and issued in reliance on applicable exemptions from registration, including without limitation Section 4(a)(2) of the Securities Act and/or the provisions of Regulation D and/or Rule 701 promulgated by the Securities and Exchange Commission, and upon an exemption from registration under any applicable state “blue sky” laws
10.    Conflicts. Except to the extent explicitly provided herein, if this Award Agreement contains any provision that conflicts with the CPN Management LP Agreement, the applicable provision of the CPN Management LP shall prevail and control and the conflicting provision of this Award Agreement (and only such provision) shall be of no force or effect.
* * * * *

CPN MANAGEMENT, LP

By:	Volt Parent GP, LLC, its general partner

By:	/s/ TYLER REEDER
Name:	Tyler Reeder
Title:	President

[2018 Award Agreement between CPN Management, LP and the Employee]

THE EMPLOYEE

/s/ CHARLES GATES
Charles Gates

[2018 Award Agreement between CPN Management, LP and the Employee]

Exhibit A
CPN Management, LP Amended and Restated Limited Partnership Agreement

A-1

Exhibit B
Form of Joinder to the CPN Management, LP Amended and Restated Limited Partnership Agreement
[See Attached]

B-1